SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 12, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.2 billion revenue passenger miles (RPMs) in December 2014, a 2.8 percent increase from the 9.0 billion RPMs flown in December 2013. Available seat miles (ASMs) increased 2.9 percent to 11.2 billion from the December 2013 level of 10.8 billion. The December 2014 load factor was 82.7 percent compared with 82.8 percent in December 2013. For December 2014, passenger revenue per ASM (PRASM) is estimated to have decreased in the four to five percent range, as compared with December 2013.
For the fourth quarter of 2014, the Company flew 26.8 billion RPMs, compared with 25.7 billion RPMs flown for the same period in 2013, an increase of 4.3 percent. Fourth quarter 2014 ASMs increased 2.4 percent to 32.6 billion from fourth quarter 2013 ASMs of 31.9 billion. The fourth quarter 2014 load factor was 82.0 percent, compared with 80.4 percent for the same period in 2013. For fourth quarter 2014, PRASM is estimated to have increased in the one to two percent range, as compared with fourth quarter 2013.
For the full year of 2014, the Company flew 108.0 billion RPMs, compared with 104.3 billion RPMs flown in full year 2013, an increase of 3.5 percent. Full year 2014 ASMs increased 0.5 percent to 131.0 billion from 130.3 billion for full year 2013. The full year 2014 load factor was 82.5 percent, compared with 80.1 percent for full year 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

DECEMBER
	2014	2013	Change
Revenue passengers carried	9,594,370	9,307,789	3.1%
Enplaned passengers	11,666,424	11,487,623	1.6%
Revenue passenger miles (000s)	9,224,382	8,975,588	2.8%
Available seat miles (000s)	11,151,720	10,839,912	2.9%
Load factor	82.7%	82.8%	(0.1) pts.
Average length of haul	961	964	(0.3)%
Trips flown	104,550	107,157	(2.4)%

FOURTH QUARTER
	2014	2013	Change
Revenue passengers carried	27,894,107	26,895,809	3.7%
Enplaned passengers	34,065,219	33,118,822	2.9%
Revenue passenger miles (000s)	26,767,655	25,652,363	4.3%
Available seat miles (000s)	32,647,338	31,886,318	2.4%
Load factor	82.0%	80.4%	1.6 pts.
Average length of haul	960	954	0.6%
Trips flown	309,271	317,688	(2.6)%

TOTAL YEAR
	2014	2013	Change
Revenue passengers carried	110,496,912	108,075,976	2.2%
Enplaned passengers	135,767,188	133,155,030	2.0%
Revenue passenger miles (000s)	108,035,133	104,348,216	3.5%
Available seat miles (000s)	131,003,957	130,344,072	0.5%
Load factor	82.5%	80.1%	2.4 pts.
Average length of haul	978	966	1.2%
Trips flown	1,255,502	1,312,785	(4.4)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
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